Exhibit 10.1

Execution Version

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 1, 2019 by and among Synacor, Inc., a Delaware corporation (the “Company”), and 180 Degree Capital Corp. (“180 Degree”) (each of the Company and 180 Degree, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, 180 Degree is deemed to beneficially own shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 2,839,206 shares (the “Shares”), or approximately 7.3%, of the Common Stock issued and outstanding as of the date hereof (the “180 Degree Ownership”); and

WHEREAS, the Company believes that Mr. Kevin M. Rendino, a representative of 180 Degree (the “180 Degree Designee”), has valuable perspectives and contributions to offer the Company as a significant stockholder, and accordingly desires to appoint the 180 Degree Designee to the Board of Directors of the Company (the “Board”), and the Company and 180 Degree desire to agree to certain matters related thereto as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.          Board Matters, Nomination and Election of Directors and Related Agreements.

(a)        Nomination and Election of Director. Immediately following the execution of this Agreement, (A) the size of the Board shall be increased from eight (8) to nine (9) members and (B) the 180 Degree Designee shall be appointed to serve as a Class III director of the Company with an initial term that comes up for re-election at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”). The Board, based on information provided by 180 Degree and the 180 Degree Designee, has determined that the 180 Degree Designee would constitute an independent director of the Board under the applicable independence rules of (x) the Securities and Exchange Commission (the “SEC”) and (y) The Nasdaq Stock Market, LLC (“Nasdaq”) listing standards (the “Director Criteria”).

(b)        Replacement Rights. If the 180 Degree Designee (or any 180 Degree Replacement (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined below), and at such time the 180 Degree Ownership (which at any measurement time during the Standstill Period shall include a combination of 180 Degree’s economic and beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) is at least the lesser of 5.0% of the Company’s then outstanding Common Stock and 1,950,015 shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”), 180 Degree shall have the ability to recommend a substitute person for appointment to the Board in accordance with this Section 1(b)

(any such replacement nominee shall be referred to as a “180 Degree Replacement,” and upon becoming a 180 Degree Replacement, such person shall be deemed a 180 Degree Designee for purposes of this Agreement). Any 180 Degree Replacement must (i) meet the Director Criteria, (ii) be a senior member of 180 Degree’s management team and (iii) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld).

(c)        Additional Agreements.

(i)        180 Degree agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement; provided, however, that “Associates” shall not include any of 180 Degree’s investment holdings in which 180 Degree holds 10.0% or more of any class of equity securities.

(ii)        180 Degree agrees that it will appear in person or by proxy at each annual or special meeting of stockholders held during the Standstill Period and vote all Shares of Common Stock beneficially owned by 180 Degree at the meeting in favor of any proposal supported by a majority of the Board; provided, however, that 180 Degree shall have the right to vote in its sole discretion with respect to any Extraordinary Transaction (as defined below).

(iii)        As soon as practicable following the execution of this Agreement, the 180 Degree Designee will submit to the Company (A) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the election of new Board members, to the extent not previously provided to the Company; (B) an executed irrevocable resignation as a director pursuant to which the 180 Degree Designee agrees to resign from the Board and all applicable committees thereof if (1) at any time 180 Degree’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold or (2) the resignation provisions of Section 2(a) hereof are implicated; and (C) a written acknowledgement that the 180 Degree Designee agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company and further agrees to the recusal provisions set forth in Section 1(c)(iv) below.

(iv)        180 Degree agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the 180 Degree Designee from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (A) the ownership of Shares by 180 Degree, (B) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (C) any action taken in response to actions taken or proposed by 180 Degree, its Affiliates or its Associates with respect to the Company or (D) any transaction proposed by, or with, 180 Degree, its Affiliates or its Associates.

(v)        For so long as the 180 Degree Designee or any 180 Degree Replacement continues to serve on the Board, the Company will recommend, support and solicit proxies for the election of the 180 Degree Designee in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other nominees at any annual or special meeting of stockholders at which such 180 Degree Designee or 180 Degree Replacement comes up for re-election to the Board.

(d)        Director Compensation. The Company agrees that the 180 Degree Designee or any 180 Degree Replacement shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-employee directors on the Board and (iii) such other benefits on the same basis as all other non-employee directors on the Board.

2.          Certain Provisions.

(a)        The Standstill Period (the “Standstill Period”) begins on the date of this Agreement and shall extend until ten (10) days prior to the deadline for the submission of stockholder nominations for directors for the 2020 Annual Meeting pursuant to the Company’s Bylaws; provided that if the Company shall offer to nominate the 180 Degree Designee (or the 180 Degree Replacement Director, if applicable) for re-election at the 2020 Annual Meeting (which offer shall be made by the Company not less than ten (10) days prior to the expiration of the Standstill Period), then the Standstill Period shall be automatically extended to the day following the Company’s 2020 annual meeting of stockholders; provided, further, that if the Standstill Period is extended in accordance with this sentence and if any member of 180 Degree, its Affiliates or Associates takes any action with any Third Party (as hereinafter defined) in connection with, or advises any Third Party that it is considering, conducting a proxy contest at any annual or special meeting of stockholders of the Company held during the Standstill Period or provides the Company with a notice of nomination of director(s) at any annual or special meeting of stockholders held during the Standstill Period, concurrently with such event the 180 Degree Designee (or any 180 Degree Replacement Director, if applicable) will resign from the Board.

(b)        180 Degree agrees that during the Standstill Period, neither 180 Degree nor any of its Affiliates or Associates under its control or direction will, and 180 Degree will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner, alone or in concert with others:

(i)        solicit, or knowingly encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation,” directly or indirectly, as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or by encouraging or participating in any “withhold” or similar campaign), in each case, with respect to securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”);

(ii)        form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof (any such person, a “Third Party”)); provided, however, that nothing herein shall limit the ability of an Affiliate of 180 Degree to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)        agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement or agreement solely among 180 Degree, Affiliates or Associates of 180 Degree and otherwise in accordance with this Agreement;

(iv)        (A) nominate or recommend for nomination any person for election at any annual or special meeting of stockholders held during the Standstill Period, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of stockholders held during the Standstill Period, directly or indirectly, or (C) initiate, encourage or participate in any “withhold” or similar campaign with respect to the any annual or special meeting of stockholders held during the Standstill Period, directly or indirectly.

(v)        seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(vi)        with respect to the Company or the Common Stock, make any communication or announcement (other than in the ordinary course of its business on a confidential basis to their investors) stating how its shares of Common Stock will be voted, or the reasons therefor or otherwise communicate pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; provided that the foregoing shall not apply to any disclosure required to be made by 180 Degree pursuant to applicable federal or state law, rule or regulation;

(vii)        effect or seek to effect, offer or propose to effect, cause or participate in, or assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, acquisition, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its Affiliates (each, an “Extraordinary Transaction”), or make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets (including with respect to an Extraordinary Transaction) or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(viii)        purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock, if, in any such case immediately after the taking of such action, 180 Degree together with its Affiliates and Associates would, in the aggregate, beneficially own, or have an economic interest in, an amount that would equal to or exceed 10.0% of the then outstanding shares of Common Stock (the “Ownership Limit”); provided, however, that the Board may increase the Ownership Limit by an affirmative vote of a majority of the Board;

(ix)        (A) call or seek to call or request the call of any meeting of stockholders, (B) seek, alone or in concert with others, representation on, or nominate any candidate to, the Board, except as specifically set forth in Section 1, (C) seek the removal of any member of the Board, (D) conduct a referendum of stockholders or (E) make a request for any stockholder list or other Company books and records in its capacity as a stockholder;

(x)        institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by 180 Degree to enforce the provisions of this Agreement and (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against 180 Degree or the 180 Degree Designee;

(xi)        enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, seek to persuade or knowingly encourage, any Third Party to take any action in connection with any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(xii)        make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(c)        Nothing in Section 2(b) shall be deemed to limit the exercise in good faith by the 180 Degree Designee of his fiduciary duties solely in his capacity as a director of the Company and in a manner consistent with his and 180 Degree’s obligations under this Agreement.

(d)        The Company hereby acknowledges that the 180 Degree Designee has certain rights to indemnification, advancement of expenses and/or insurance provided by 180 Degree and certain of its Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to 180 Degree Designee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by 180 Degree Designee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by 180 Degree Designee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation or Bylaws of the Company (or any other agreement between the Company and 180 Degree Designee), without regard to any rights 180 Degree Designee may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of 180 Degree Designee with respect to any claim for which 180 Degree Designee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of 180 Degree Designee against the Company. The Company and 180 Degree Designee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 2(d).

3.        Representations and Warranties of the Company.

The Company represents and warrants to 180 Degree that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.        Representations and Warranties of 180 Degree.

180 Degree represents and warrants to the Company that (a) the authorized signatory of 180 Degree set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind 180 Degree thereto, (b) this Agreement has been duly authorized, executed and delivered by 180 Degree, and is a valid and binding obligation of 180 Degree, enforceable against 180 Degree in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of 180 Degree as currently in effect, (d) the execution, delivery and performance of this Agreement by 180 Degree does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to 180 Degree, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which 180 Degree is a party or by which it is bound, (e) as of the date of this Agreement, 180 Degree is deemed to beneficially own in the aggregate 2,839,206 shares of Common Stock, (f) as of the date hereof, other than as disclosed herein, 180 Degree does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (g) 180 Degree has not, directly or indirectly, compensated or agreed to, and will not, compensate the 180 Degree Designee for his respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities, and (h) none of 180 Degree or its Affiliates has formed, or has any present intent to form, a group (within the meaning of Section 13(d) under the Exchange Act) with any Third Party in relation to the Company or the Common Stock.

5.        Press Release.

Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor 180 Degree shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party; provided that the Company may make any ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and stockholders consistent with the Press Release. During the Standstill Period, neither the Company nor 180 Degree shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

6.        Specific Performance.

Each of 180 Degree, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that 180 Degree (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving

Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Each of the Parties hereto agrees to waive any bonding requirement under any applicable law. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.        Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.        Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Synacor, Inc.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

Telephone: (716) 853-1362

Email: hbhise@syncor.com

With a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street

17th Floor

New York, NY 10036

Attention: Brian Hutchings

Email: bhutchings@gunder.com

If to 180 Degree:

180 Degree Capital Corp.

7 N. Willow Street, Suite 4B

Montclair, NJ 07042

Attention: Daniel B. Wolfe

Telephone: (917) 912-2742

Email: daniel@180degreecapital.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Andrew Freedman

Telephone: (212) 451-2300

Email: afreedman@olshanlaw.com

9.        Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO TRIAL BY JURY.

10.        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

11.        Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 11, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, defame or slander any other Party or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current or former officer of a Party or a Parties’ subsidiaries), directors (including any current or former director of a Party or a Parties’ subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services. This Section 11 shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law. Notwithstanding the foregoing, nothing in this Section 11 shall be deemed to prevent any Party from complying with a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, provided that, solely in the case of any disclosure that is proposed or required to appear in any required disclosure relating thereto, such Party must provide written notice, to the extent legally permissible and practicable under the circumstances, to the other Party prior to making any such public disclosure and reasonably consider any comments of such other Party.

12.        Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement (including, for purposes of this Section 12, the Exhibits hereto) contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and 180 Degree. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to 180 Degree, the prior written consent of the Company, and with respect to the Company, the prior written consent of 180 Degree. This

Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

SYNACOR, INC.

By: /s/ Himesh Bhise
Name: Himesh Bhise
Title: Chief Executive Officer

[Signature Page to Agreement]

180 DEGREE CAPITAL CORP.

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

[Signature Page to Agreement]

EXHIBIT A

180 DEGREE CAPITAL CORP.

180.2 SPV SERIES - A SERIES OF 180 DEGREE CAPITAL MANAGEMENT, LLC

DANIEL B. WOLFE

KEVIN M. RENDINO

[Exhibit A]

EXHIBIT B

FORM OF PRESS RELEASE

[Exhibit B]